Exhibit 10.6

NEWARK PLASTIC COMPONENTS SUPPLY AND LEASE OF RELATED ASSETS AGREEMENT

THIS IS A NEWARK PLASTIC COMPONENTS SUPPLY AND LEASE OF RELATED ASSETS AGREEMENT (the “Agreement”), dated as of                          , 2002, by and among Crown Cork & Seal Company (USA), Inc., a Delaware corporation and an indirect subsidiary of Crown (“Purchaser”) and Constar, Inc., a Pennsylvania corporation and a direct subsidiary of Constar (“Supplier”).

Background

Supplier will supply directly to Purchaser or to the Crown Customer on Purchaser’s behalf and Purchaser will purchase from Supplier on the terms and conditions set forth herein, Plastic Components presently manufactured at Supplier’s facility in Newark, Ohio (the “Newark Facility”).

Terms

NOW, THEREFORE, in consideration of the mutual covenants herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown and Constar. As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1.1. “AAA” has the meaning set forth in Section 7.4.

1.1.2. “Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

1.1.3. “Agreement” has the meaning set forth in the preamble to the Agreement.

1.1.4. “Bankruptcy Event” means with respect to any party, as applicable, (a) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of inability to pay all or substantially all of its debts as they become due; (b) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (c) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

1.1.5. “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to not open or remain closed.

1.1.6. “Constar” means Constar International Inc., a Delaware corporation.

1.1.7. “Control,” “controlled by” and “under common control with”, as applied to any Person, means the possession, directly or indirectly, of the power to direct the vote of a majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.1.8. “Crown Customer” has the meaning set forth in Section 4.1.

1.1.9. “Crown Facilities” has the meaning set forth in Section 4.1.

1.1.10. “Crown” means Crown Cork & Seal Company, Inc., a Pennsylvania corporation.

1.1.11. “Employees” has the meaning set forth in Section 5.4.

1.1.12. “Force Majeure Event” has the meaning set forth in Section 6.4.

1.1.13. “Initial Term” has the meaning set forth in Section 6.1.

1.1.14. “Lease” has the meaning set forth in Section 5.1.

1.1.15. “Newark Assets” means those assets set forth in Schedule C.

1.1.16. “Newark Facility” has the meaning set forth in the Background section of this Agreement.

1.1.17. “Person” means an individual, a corporation, a partnership, an association, a governmental entity, a trust or other entity or organization.

1.1.18. “Plastic Components” means all existing types of plastic rings for combination closures, press-on bands and plastic closures manufactured at the Newark Facility as of the Initial Public Offering Date, which are set forth, for the avoidance of doubt, on Schedule A hereto (the “Existing Plastic Components”). Plastic Components shall also include any other products identified and mutually agreed upon by Supplier and Purchaser after the Initial Public Offering Date from time to time (the “New Plastic Components”).

1.1.19. “Production Request” has the meaning set forth in Section 2.1.

1.1.20. “Purchaser” has the meaning set forth in the preamble to the Agreement.

1.1.21. “Release Request” has the meaning set forth in Section 2.1.

1.1.22. “Supplier” has the meaning set forth in the preamble to the Agreement.

1.1.23. “Term” has the meaning set forth in Section 6.1.

1.1.24. “Transfer Date” has the meaning set forth in Section 5.1.

ARTICLE II

PURCHASE OF REQUIREMENTS

2.1. Purchase of Capacity. (a) Subject to the other provisions of this Article II, Purchaser agrees to purchase from Supplier and Supplier agrees to sell to Purchaser an amount of Plastic Components equal to no less than 90% of the total capacity of the Newark Assets.

(b) At least 60 days prior to the beginning of each year, Purchaser shall provide Supplier with a non-binding forecast for the Plastic Components that it will purchase from Supplier during such year, which shall represent a good faith estimate of Purchaser’s expected purchases for such year. On or before the 15th day of each month, Purchaser shall submit a firm order for production during the following month (a “Production Request”), which shall not exceed the capacity of the Newark Assets, and a non-binding forecast for the following two months, which forecast shall represent a good faith estimate of Purchaser’s requirements for such two months. Purchaser shall be deemed to purchase, and shall be responsible for payment to Supplier for, any Plastic Components manufactured by Supplier in response to a Production Request, regardless of whether Purchaser submits a Release Request for such Plastic Components. In addition, to maximize utilization of the Newark Assets, Supplier may produce Plastic Components based upon Purchaser’s non-binding forecasts. If Purchaser provides its written consent to such production, Purchaser shall be deemed to purchase, and shall be responsible for payment to Supplier for, any Plastic Components manufactured by Supplier in response to such forecast, regardless of whether Purchaser submits a Release Request for such Plastic Components.

(c) From time to time Purchaser may submit requests to release Plastic Components for shipment (“Release Requests”) to Supplier. Upon receipt of a Release Request, Supplier shall use its commercially reasonable efforts to satisfy the Release Request; provided, however, that in no event shall Purchaser be obligated to utilize production equipment other than the Newark Assets, and Supplier is obligated to provide manning as required to meet Production

Requests. In the event that the aggregate amount of Plastic Components requested for release during a month exceeds that month’s Production Request, Supplier shall nevertheless use its commercially reasonable efforts to satisfy the Release Request; provided, however, that in no event shall Purchaser be obligated to utilize production equipment other than the Newark Assets. With respect to Release Requests that (in the aggregate, if applicable) do not exceed the relevant month’s Production Request, Supplier will ship no less than 98% of the released Plastic Components to the Crown Customer or Crown Facilities, as directed by Purchaser, OTIF (on time, in full). The measurement of OTIF shipments shall conform to historic practices of the Newark Facility. If Supplier is unable to satisfy a Release Request, Supplier shall promptly notify Purchaser. After such notification, Purchaser may, at its option, direct Supplier to resequence utilization of the Newark Assets to satisfy the Release Request; provided, however, that Supplier shall be under no obligation to resequence utilization of the Newark Assets if such resequencing would adversely effect Supplier’s other operations at the Newark Facility. Purchaser shall be deemed to purchase, and shall be responsible for payment to Supplier for, any Plastic Components shipped by Supplier in response to a Release Request, regardless of whether the Crown Customer ultimately pays Purchaser for such Plastic Components. Supplier shall not be responsible for collecting payment from the Crown Customer for Plastic Components manufactured and shipped hereunder.

(d) Consistent with historic practices at the Newark Facility, Purchaser shall provide Supplier, at Supplier’s cost, with resin necessary to produce the Plastic Components. Supplier shall not be deemed to breach this Agreement as a result of, and shall have no liability to Purchaser for, any failure to perform its obligations hereunder that results from the failure of Purchaser to provide Supplier with resin necessary to produce the Plastic Components.

(e) Notwithstanding the foregoing, Supplier shall not be required to manufacture and/or ship any specific Plastic Components if Supplier reasonably determines that any such manufacture or shipment will result in a material violation of any applicable governmental laws or regulations.

ARTICLE III

PRICE

3.1. Pricing. (a) For Existing Plastic Components, Purchaser will pay to Supplier the prices set forth on Schedule A hereto for the relevant Plastic Components purchased pursuant to this Agreement.

(b) For New Plastic Components, mutually agreeable pricing will be established between Supplier and Purchaser on a case-by-case basis. Supplier shall have no obligation to supply, and Purchaser shall have no obligation to purchase, New Plastic Components for which pricing cannot be agreed upon and any such New Plastic Components shall not be calculated in the requirements commitment set forth in Section 2.1(a). If pricing of New Plastic Components is agreed upon, such New Plastic Components shall be calculated in such requirements commitment.

ARTICLE IV

DELIVERY

4.1. Delivery. All Plastic Components sold under this Agreement shall be delivered at the designated customer specified on Schedule B hereto (the “Crown Customer”) or at one of Purchaser’s facilities specified on Schedule B hereto (the “Crown Facilities”). Title and risk of loss or damages to all Plastic Components shall pass to Purchaser upon acceptance by the Crown Customer or Crown Facility. Purchaser shall pay for all freight and other costs associated with shipment of Plastic Components to the location of delivery and any such costs incurred by Supplier shall be included on the invoice for the relevant Plastic Components. Supplier shall furnish the facilities and personnel for loading Plastic Components at the Newark Facility.

4.2. Payment. Supplier shall provide invoices to Purchaser for Plastic Components and, if applicable, shipping or other charges upon the earlier of (i) shipment of such Plastic Components pursuant to a Release Request or (ii) 90 days from the date of acceptance of the Production Request pursuant to which such Plastic Components were produced. All invoices from Supplier to Purchaser for Plastic Components shall be paid by Purchaser (i) by the last Business Day of the month for invoices dated on or before the 14th day of any month or (ii) by the 15th day of the following month for invoices dated on or after the 15th day of any month.

4.3. Security Documents. Purchaser agrees to take all such actions and execute all such documents and instruments as are reasonably requested by Supplier to establish and protect Supplier’s first priority purchase money security interest in all Plastic Components directly or indirectly supplied to or on behalf of Purchaser as security for Purchaser’s obligations to pay Supplier for Plastic Components supplied hereunder.

4.4. Documents and Reporting. Each party agrees to execute and deliver to the other party in a timely fashion all such documents and reports as are reasonably requested by the other party with respect to forecasting and budgeting, production, inventory, equipment maintenance, parts usage, and shipments, including Bills of Lading, routine correspondence with customers, releases, and all reports and supporting documents that were commonly provided prior to the Initial Public Offering Date.

4.5. Packaging Materials. Pallets, cartons and any other necessary packaging materials shall be provided by Purchaser, and shall remain the property of the Purchaser. Purchaser may supply such packaging materials directly, or may agree to reimburse Supplier for purchases made by Supplier at the written instruction of Purchaser. Supplier agrees to maintain and report inventory of all such packaging materials in use or on hand, and with respect to packaging materials at the Crown Customer site, shall be responsible for customary practices of managing the prompt and complete return of packaging materials in good usable form from the Crown Customer, and for maintaining a perpetual inventory of packaging materials at the customer location (which packaging materials shall be supplied at Purchaser’s cost). Supplier shall maintain packaging materials in a way that is consistent with historical practices. Supplier shall provide at least 60 days forecast to Purchaser of packaging requirements or surplus.

ARTICLE V

LEASE OF RELATED ASSETS

5.1. Lease and Removal of Newark Assets. The Newark Assets shall remain at the Newark Facility and Supplier shall, subject to the terms and conditions set forth in this Article V, lease the Newark Assets from Purchaser for the Term (the “Lease”). Within 90 days after the last day of the Term, Purchaser shall remove, at its expense, and shall be solely responsible for removing, the Newark Assets from the Newark Facility (the “Transfer Date”). Purchaser shall provide Supplier with written notice of the Transfer Date at least 60 Business Days prior to the Transfer Date. If the Newark Assets shall not be removed on or prior to Transfer Date, Purchaser shall reimburse Supplier for all costs and expenses incurred by Supplier on account of maintaining and storing the Newark Assets at the Newark Facility as a result of such non-removal until Purchaser removes the Newark Assets. Notwithstanding the preceding sentence or anything else in this Agreement to the contrary, Supplier shall have no responsibilities or obligations of any kind, including, without limitation, as to operation, storage, insurance or maintenance, with respect to the Newark Assets after the Transfer Date.

5.2. Rent. Consideration for the lease of Newark Assets from Purchaser to Supplier for the Term is incorporated in the prices for Existing Plastic Components included in Schedule A and will be included in the prices for any New Plastic Components.

5.3. Insurance. Supplier shall maintain adequate insurance with respect to the Newark Assets insuring against such risks customarily insured against in accordance with Supplier’s practice until their removal from the Newark Facility by Purchaser in accordance with Section 5.1 or until 90 days after the Term, whichever is earlier. Supplier shall, upon Purchaser’s reasonable request, provide evidence of insurance and appropriate loss payable endorsements in favor of Purchaser.

5.4. Employees. Notwithstanding the provisions of the Non-Competition Agreement, dated as of the date hereof, between Crown and Constar, on the Transfer Date, Purchaser shall have the option to offer employment to those employees whose primary responsibilities relate to the Newark Assets (the “Employees”). Regardless of whether Purchaser exercises such option, Purchaser shall pay, and shall indemnify the Supplier and its Affiliates for any costs related to, any severance payments payable to the Employees in connection with the termination of their employment with the Supplier or its Affiliates if (i) such termination occurs, or notice of such termination is provided to such Employee, during the Term of this Agreement or within 120 days after the termination or expiration of this Agreement and (ii) such termination relates to or results from the loss of sales governed by this Agreement or a reduction in the volume of PET Products sold under this Agreement. Supplier shall use its commercially reasonable efforts to re-deploy the Employees within Supplier’s workforce to reduce the amount payable pursuant to this Section 5.4.

5.5. Maintenance and Improvements. During the Term, Supplier shall keep the Newark Assets in good operating order, repair condition and appearance and in accordance with normal industry standards, normal wear and tear and impairments of value excepted. The Newark Assets shall be maintained by Supplier as directed by Purchaser and consistent with Purchaser’s then-current procedures for preventative maintenance and operating procedures including weekly and annual preventative maintenance work. Consideration for the maintenance of Newark Assets by Supplier for the Term is incorporated in the prices for Existing Plastic Components included in Schedule A and will be included in the prices for any New Plastic Components. Notwithstanding the foregoing, Purchaser, and not Supplier or any of its Affiliates, shall be obliged to conduct, or cause to be conducted, mold refurbishments reasonably required to maintain the Newark Assets and shall be responsible for the cost of repairing or replacing any Newark Assets that are defective or malfunctioning (except to the extent that such defects or malfunctions arise as a result of Supplier’s failure to maintain the Newark Assets in accordance with the first two sentences of this Section 5.5). Prior to the start of each calendar year, Supplier shall provide Purchaser with an estimate of capital investments with respect to the Newark Assets for the next year. Neither Supplier nor any of its Affiliates shall make any capital expenditures with respect to the Newark Assets without the prior written consent of Purchaser. Upon receipt of such consent, Supplier shall make, or cause to be made, such capital expenditures and shall invoice Purchaser for any expenses incurred in undertaking such capital expenditures. If Purchaser does not consent to, or agree to reimburse Supplier for any such capital expenditures, neither Supplier nor any of its Affiliates shall have any obligation to make such capital expenditures and none of them shall be liable for any interruptions or deficiencies if the supply of Plastic Components under this Agreement, any deterioration of the Newark Assets or any other liability, arising out of or resulting from the failure to make any such capital expenditure. The parties agree that capital expenditures subject to approval and reimbursement by Purchaser shall not include costs associated with routine maintenance (other than mold refurbishments) covered by the first two sentences of this Section 5.5.

5.6. Warranties. During the Term, Purchaser assigns to Supplier, and Supplier may have the benefit of any and all manufacturers’ warranties, service agreements and patent indemnities (copies of same to be provided to Supplier), if any, with respect to the Newark Assets, to the extent assignable by Purchaser, until they are removed by Purchaser.

5.7. No Interference. Purchaser covenants that it shall not grant or convey any interest that, if used or enjoyed in accordance with its terms, would interfere with the use, enjoyment, or operation of the Newark Assets by Supplier, its Affiliates or their respective permitted successors, assigns or subtenants at any time prior to the removal of the Newark Assets by Purchaser; provided, that Purchaser shall be permitted to grant a security interest in the Newark Assets to secure the indebtedness of Purchaser or any of its Affiliates.

5.8. Possession and Quiet Enjoyment. Purchaser covenants with Supplier that Supplier and its Affiliates will enjoy quiet possession of the Newark Assets and the right to use the Newark Assets free from claims of persons in possession and third parties claiming rights thereto.

5.9. Access. Prior to the Transfer Date, representatives of Purchaser may, at their own expense, during normal business hours and upon reasonable notice, inspect the Newark Assets and have access to the Employees; provided, that a representative of Supplier shall be present at all such times; and, provided, further, that no exercise of such inspection shall materially interfere with the normal operation of the Newark Assets or the business of Supplier.

ARTICLE VI

TERM, DEFAULT AND OTHER PROVISIONS

6.1. Term. This Agreement shall commence upon the Initial Public Offering Date and shall continue for a period of 2 years (such 2 year period, the “Initial Term”). The Initial Term may be extended for an additional 2 years upon mutual written agreement between Supplier and Purchaser on the terms contained therein (the Initial Term, as so extended, the “Term”).

6.2. Events of Default. (a) The following shall be considered events of default and shall give rise to a right of Supplier to terminate this Agreement within 45 days of Supplier’s discovery of such event of default: (i) Purchaser fails to make timely payments for invoiced Plastic Components, subject to a 30-day cure period after notice regarding such breach, (ii) Purchaser materially breaches any other applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (iii) Purchaser or Crown experiences a change of Control such that Purchaser or Crown is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the Change of Control). If Purchaser or Crown suffers a Bankruptcy Event, Supplier shall have the right to unilaterally make reasonable modifications to the payment terms set forth in Section 4.2 of the Agreement at any time after such Bankruptcy Event. Supplier shall promptly notify Purchaser of any such modifications to the payment terms of this Agreement.

(b) The following shall be considered events of default and shall give rise to a right of Purchaser to terminate this Agreement within 45 days of Purchaser’s discovery of such event of default: (i) Supplier materially breaches any applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (ii) Supplier or Constar experiences a change of Control such that Supplier or Constar is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the Change of Control).

(c) Each party shall provide the other party with prompt notice upon discovery of a default by the other party; provided, that failure to give such notice shall not limit or restrict the ability of a party to terminate this Agreement subject to the cure periods provided in this Section 6.2.

6.3. No Waiver. If the party not in default continues to make or accept shipments, as the case may be, despite the other party’s default, such action shall not constitute a waiver of the default, or in any way affect the rights under this Agreement of the party not in default. A waiver by either party of any breach of any provision shall not constitute a waiver of any other breach of such provision or of any other provision.

6.4. Force Majeure. Neither Supplier nor Purchaser shall be responsible for any failure or delay in performance due to causes beyond their respective control, including, without limitation, earthquake, fire, storm, flood, freeze, labor disputes, transportation embargoes, acts of God or of any government and acts of war or terrorism (any of the foregoing, a “Force Majeure Event”) Any party, if affected by any such cause, may, upon written notice to the other specifying the reasons therefor, reduce its obligations to the other by an amount not in excess of the quantity that it is unable to deliver or purchase due to such cause. In the event such a curtailment by either party continues in whole or in part for a period of 5 continuous days, then, in the case of a Supplier Force Majeure Event, Purchaser may arrange for temporary supply of its requirements until Supplier can resume delivery of Plastic Components to Purchaser, and, in the case of a Purchaser Force Majeure Event, Purchaser shall use its best efforts to sell to third parties those Plastic Components which would have been delivered to a Crown Facility or the Crown Customer on Purchaser’s behalf (in accordance with Purchaser’s delivery schedule) in the absence of such curtailment. Notwithstanding anything to the contrary in this Agreement, this provision shall not apply to or otherwise excuse the failure to pay any uncontested costs or fees due under this Agreement when due (including payment for Plastic Components produced in accordance with Section 2.1, regardless of whether Purchaser submits a Release Request for such Plastic Components).

6.5. Warranty; Limitation of Liability. (a) Supplier warrants that all Plastic Components sold to Purchaser (i) shall be free from defects in workmanship and materials, except for any defects arising out of actions taken by or at the direction of Purchaser or materials provided by or on behalf of Purchaser and (ii) shall comply with the historical specifications for Existing Plastic Components and with any agreed upon specifications for New Plastic Components. Supplier’s liability under this warranty, whether in contract or tort, shall be limited exclusively to the repayment of the purchase price of the defective Plastic Components. Supplier will make no other warranties with respect to the Plastic Components. OTHER THAN THE ABOVE WARRANTY, SUPPLIER MAKES NO WARRANTY, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, AND SUPPLIER SHALL HAVE NO FURTHER OBLIGATION OR LIABILITY UNDER THE ABOVE WARRANTY OR WITH RESPECT TO THE PLASTIC COMPONENTS. SUBJECT TO THE FOLLOWING SENTENCE, SUPPLIER SHALL IN NO EVENT BE LIABLE FOR PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES.

(b) Purchaser agrees to waive all claims for shortages in the Plastic Components ordered and received hereunder unless such claims are submitted in writing to Supplier within 30 days after receipt of the Plastic Components by the Crown Facility or receipt of notice from the Crown Customer of such shortage.

(c) Subject to the above provisions, Purchaser shall not bring any other action arising hereunder unless such action is brought within one year after the date such cause of action accrues.

(d) Supplier shall not be liable for, and Purchaser assumes responsibility for, all personal injury and property damage resulting from the handling, possession, use or resale of the Plastic Components produced hereunder after such Plastic Components are delivered to the Crown Facility or the Crown Customer, whether the same is used alone or in combination with other substances, except to the extent any such personal injury or property damage results from the willful misconduct of Supplier.

6.6. Confidentiality; Disclosures.

6.6.1. Confidentiality. The parties agree (a) to maintain all information, whether in written, oral, electronic or other form, necessary for or utilized or received pursuant to any terms of this Agreement, as the case may be, including, without limitation, prices, payment terms, technical knowledge, features, know-how, material, manufacturing, Release Requests, Production Requests, tooling and equipment specifications and other information necessary to carry out the terms of this Agreement, as the case may be (the “Confidential Information”), as secret and confidential and (b) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

6.6.2. Disclosure to Governmental Agency. Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

6.6.3. Ownership of Information. All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it; provided, however, that any inventions, discoveries, technical knowledge or know-how relating to the manufacture or sale of plastic rings for combination closures, press-on bands and plastic closures and arising from the Newark Assets or the production of Plastic Components pursuant to this Agreement shall belong exclusively to Purchaser and Supplier hereby irrevocably and unconditionally assigns and transfers to Purchaser all rights of every kind, nature or description that Supplier may have in or to such inventions, discoveries, technological knowledge or know-how.

6.6.4. Return of Confidential Information. Upon the written request of a party which has disclosed information covered by Section 6.6 in written, printed or other tangible form, all such readily available information and all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party which disclosed such information.

6.7. Right of Setoff. Purchaser and Supplier shall waive all rights of setoff and recoupment either may have against the other or any of the other’s Affiliates with respect to all amounts which may be owed from time to time pursuant to this Agreement.

6.8. Indemnification. With respect to Plastic Components manufactured by Supplier pursuant to this Agreement, Purchaser shall defend, indemnify and hold Supplier and its Affiliates and their respective officers, directors, employees, successors and permitted assigns harmless against any and all liability, damage, loss, cost or expense arising out of (i) the manufacture, use or sale of such Plastic Components or any products liability arising therefrom (except any liability directly related to and directly caused by the gross negligence or willful misconduct of Supplier in manufacturing the Plastic Components) and (ii) all claims, suits or actions for bodily injuries suffered in connection with the operations or maintenance of the Newark Assets and arising out of Purchaser’s breach of this Agreement, negligence or willful misconduct. Furthermore, Purchaser shall indemnify, defend and hold Supplier and its Affiliates and their respective officers, directors, employees, successors and permitted assigns harmless against all damages, claims, judgments, decrees, costs, expenses and demands for unfair competition or infringement of any United States or foreign trademark or copyright as a direct result of Supplier’s manufacture of Plastic Components for Purchaser conforming to the specifications required by Purchaser or the failure of such conforming Plastic Components to comply with any federal, state, local or other law or regulation. Supplier shall not settle any claim for which it is entitled to indemnification hereunder without the written consent of Purchaser, which consent shall not be unreasonably withheld.

ARTICLE VII

MISCELLANEOUS
7.1. Notices.

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

if to Supplier, to:

Constar, Inc.
One Crown Way
Philadelphia, PA 19154-4599
Attention:
Facsimile:

if to Purchaser, to:

Crown Cork & Seal Company (USA), Inc.
One Crown Way
Philadelphia, PA 19154
Attention:
Facsimile:

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

7.2. Independent Contractor. None of the parties is now, nor shall it be made by this Agreement, an agent or legal representative of the other party for any purpose, and neither party has any right or authority to create any obligation, express or implied, on behalf of the other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf. All activities by Supplier hereunder shall be carried on by Supplier as an independent contractor and not as an agent for Purchaser.

7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.4. Dispute Resolution: Negotiation and Arbitration.

7.4.1. The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other party written notice of any dispute not resolved in the ordinary course of business. Within 10 Business Days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

7.4.2. Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 7.4 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

7.4.3. If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

7.4.4. The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 7.4, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

7.4.5. Resolution of disputes under the procedures of this Section 7.4 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 7.4.

7.5. Consent to Jurisdiction.

Supplier and Purchaser hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 7.4), and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

7.6. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

7.7. Successors/No Third Party Beneficiaries. This Agreement shall not be assignable, except that (i) either party may, after giving notice to the other party, assign its rights and obligations under this Agreement so long as the assignee agrees in writing to assume such party’s obligations hereunder; provided, that neither party shall assign its rights and obligations under this Agreement to a competitor of the other party without the prior written consent of the other party, and (ii) Supplier may, and hereby gives notice to Purchaser that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

7.8. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

7.9. Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.10. Section Headings; Interpretive Issues. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Supplier and Purchaser have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Supplier and Purchaser and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.11. Effectiveness. The terms of this Agreement shall not become effective until the Initial Public Offering Date.

7.12. Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

7.13. Further Assurances. The parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

7.14. Amendment and Modification. This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSTAR, INC.

By:

Name: Title:

CROWN CORK & SEAL COMPANY (USA), INC.

By:

Name: Title:

Schedule A

Existing Plastic Components and Prices

	$/m total	Resin type
Ring Closures
Combo	$13.22	PP
58mm presson	$10.67	HDPE
40mm TRR	$14.33	PP

Note:
Prices	based on PP at $.35/lb. and HDPE at $.38/lb.
Price	adjustments to be made in accordance with changes in actual resin cost
Price	assumes rent-free use of Newark assets

Schedule B

Crown Customer and Facilities

Crown Customer
Ross Laboratories

Crown Facilities
Crown Connellsville
Crown Millpark

Schedule C

Newark Assets

38053	Closure Grinder (’98)
38072	40mm Ross Labs Husky (’01)
38073	63mm Combo Husky G300 (’01)
43304	63 Combo Planter Ragu Project (’02)
482303	Ross Labs 40mm Closure (’00)
69251	63 Combo Planters/Regn (’02)